 Wonder International 8-K

Exhibit 16.1

Securities and Exchange Commission

Washington DC

I have read the statements made in item 4.01(a) of the filing on Form 8-K of Wonder International Education & Investment Group Corporation, dated July 30, 2013, and agree with the statements made in that document.

/s/Jeffrey & Company

Wayne, NJ 07470

July 30, 2013